UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
       LARSEN, KEITH G.
       877 NORTH 8TH WEST
       RIVERTON, WY  82501
   USA
2. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
       USEG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
      MAY 31, 2001
5. If Amendment, Date of Original (Month/Year)
      JULY 23, 2001
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   PRESIDENT
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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    $.01 PAR VALUE COMMON STO|N/A   |    |NONE              |   |N/A        |1,774              |D     |                           |
CK                           |      |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|N/A   |    |NONE              |   |N/A        |8,820              |D (a) |                           |
CK                           |      |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|05/18/|J-4 |2,000 (b)         |D  |NIL        |6,000              |I (c) |Custodial                  |
CK                           |01    |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|05/25/|A-4 |3,881             |A  |NIL        |23,584             |I (d) |ESOP Benef.                |
CK                           |01    |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|05/25/|A-4 |17,521            |A  |NIL        |118,186            |I (e) |Relatives' ESOP            |
CK                           |01    |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|N/A   |    |NONE              |   |N/A        |1,500              |I (f) |By Children                |
CK                           |      |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
 Qualified Stock Option |$.2875/s|N/A  |    |           |   |12/04|09/25|Common Stock|34,782 |N/A    |34,782      |D  |            |

 (Right to Buy) (g)   |h       |     |    |           |   |/98  |/08  |            |       |       |            |   |            |
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 Non-Qualified Stock Opt|$2.00/sh|N/A  |    |           |   |12/04|09/25|Common Stock|52,718 |N/A    |52,718      |D  |            |
ion
 (Right to Buy) (g|        |     |    |           |   |/98  |/08  |            |       |       |            |   |            |
)                       |        |     |    |           |   |     |     |            |       |       |            |   |            |
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 Qualified Stock Option |$2.40/sh|N/A  |    |           |   |01/10|01/09|Common Stock|41,667 |N/A    |41,667      |D  |            |

 (Right to Buy) (g)   |        |     |    |           |   |/01  |/11  |            |       |       |            |   |            |
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 Non-Qualified Stock Opt|$2.40/sh|N/A  |    |           |   |01/10|01/09|Common Stock|267,733|N/A    |267,733     |D  |            |
ion
 (Right to Buy) (g|        |     |    |           |   |/01  |/11  |            |       |       |            |   |            |
)                       |        |     |    |           |   |     |     |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Attachment to Amended Form 5 for May 31,
2001.
This Amendment is filed to correct information relating to shares held in the the ESOP. It also includes a transaction that was reported by Amendment on August 8, 2001 and shares held by minor children of the Reporting Person
(reported by Amendment to Form 3 on September 21,
2001).
a) Consists of shares subject to forfeiture. The shares are deemed "earned out" by the Reporting Person: (i) if he is continuously employed by USEG until he retires; (ii) if he becomes disabled; (iii) upon his death, or (iv) if the shares are claimed within three years following the occurrence of (i), (ii) or
(iii).
b) Shares indirectly held by the Reporting Person as Custodian for his minor child under the Wyoming Uniform
Transfers to Minors Act were released to the child who is no longer a minor, and does not reside in the same household as the Reporting
Person.
c) Consists of shares indirectly held by the Reporting Person as Custodian for his minor children under the
Wyoming Uniform Transfers to Minors Act. The Reporting Person disclaims benefical and pecuniary interest in these
shares.
d) Consists of shares held in the U.S. Energy Corp. Employee Stock Ownership Plan (the "ESOP") in an account established for the benefit of the Reporting
Person.
e) Consists of shares held in ESOP accounts established to benefit members of the Reporting Person's
"immediate family", as that term is defined in Rule 16a-1(e), in accordance with Rule 16a-8(b)(2).
f) Consists of shares held by three minor children of the Reporting Person. The Reporting Person no longer has a reportable beneficial interest in 500 shares owned by one child included in prior ownership reports.
g) Stock options granted under the Issuer's Incentive Stock Option Plan, and exempt under Rule 16b-3.
SIGNATURE OF REPORTING PERSON
   /s/ Keith G. Larsen
DATE
 September 21, 2001